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                                                                       EXHIBIT 5

                                    FORM OF
                                 AMENDMENT TO
                          RESTRICTED STOCK AGREEMENT


          This Amendment is made to that certain Restricted Stock Agreement (the "Agreement"), dated as of [________], between AMP Incorporated (the "Company") and [________] ("Executive"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

          WHEREAS, the Company has determined that it is in its best interest and that of its stockholders to amend the Agreement as set forth herein;

          NOW THEREFORE, in accordance with Section 17 of the Agreement, the Company and the Executive agree that the Agreement shall be amended as follows, effective as of August 20, 1998:

          1.   The Agreement is amended by inserting the following as a new
Section 18:

     18.  Pooling of Interests Transaction Provisions.

          18.1 If it is determined that application of the provisions of Subsection [10.2] [7.2] of this Agreement would adversely affect the Company's ability to consummate a Change of Control transaction that is intended to be accounted for as a "pooling of interests," such provision shall not be implemented and, in lieu thereof, in connection with such Change of Control transaction, all remaining unvested restricted Shares, which would otherwise have been paid in cash in accordance with such Subsection [10.2] [7.2], shall be cancelled, and unrestricted shares of common stock of the Corporation or other entity effecting the Change of Control transaction (in either case, appropriately adjusted to reflect such Change of Control transaction) shall be delivered to [name] in equal installments on each of the remaining vesting dates provided for in Subsection 2.1(c) of this Agreement.
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          The effective date of this Amendment shall be August 20, 1998. Except as herein modified, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first set forth above.

                                   AMP INCORPORATED



                                   By:_____________________
                                   Title:



                                   ________________________
                                   [Executive]

APPROVED:


By:___________________________
Chairman, Compensation and
Management Development
Committee
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